SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

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     The following press release was issued by H. J. Heinz Company:

     HEINZ DIRECTORS REJECT PELTZ/TRIAN DEMAND FOR BOARD
REPRESENTATION, BASED ON PLAN CONTENT AND GOVERNANCE RECORD

AS PREVIOUSLY ANNOUNCED, HEINZ WILL UPDATE SHAREHOLDERS ON ITS
SUPERIOR VALUE AND GROWTH PLAN ON JUNE 1

PITTSBURGH, May 24, 2006 – The board of directors of H. J. Heinz Company (NYSE: HNZ) announced today that it has unanimously rejected the demand by Nelson Peltz and his Cayman Islands-based hedge fund for representation on the Heinz board.

In making its determination, the board noted that the Peltz/Trian nominees do not meet the qualifications and standards for directorship or independence as set forth in the Company’s Corporate Governance Principles.

The board also reviewed the plan released by the Peltz/Trian group, and concluded that the plan sets unrealistic targets and would be detrimental to Heinz and its shareholders. Among other things, the board noted that the Peltz/Trian plan calls for the reduction of the Company’s SG&A (selling, general & administrative costs that typically include pensions, salaries/benefits, marketing and research & development) and other expenses by $575 million – an unrealistic figure that, if implemented, would cripple the Company. The Company’s SG&A is, and always has been, below the average for peer companies in the industry.

Heinz will discuss its Superior Value and Growth plan to responsibly reduce SG&A on June 1, when it updates shareholders about its plans for fiscal years 2007 and 2008. The Plan will provide details of innovation and advertising for Heinz’s top brands as well as savings in supply chain and trade spending that are expected to generate the fuel for strong sales and profit performance and superior shareholder value over the next two years. Additionally, the Company will outline its dividend and share repurchase strategy.

After reviewing the Peltz/Trian plan, the board reiterated its strong support for Heinz’s current management team and the progress it is making towards implementing the Company’s current strategic plan. Among other things, the board took into account these achievements of the Company’s bold transformation plan in the last four years:

➢	Heinz has a clear strategy for accelerated growth, with leading brands in three value-added categories;
➢	From fiscal year 2003 through fiscal year 2006, Heinz generated record cash flow from operations of almost $4.4 billion, enabling the Company to return more than $4.2 billion to shareholders through special and annual dividends, and share repurchases.
➢	The Company has already repurchased more than $800 million of its stock during fiscal year 2006, and is currently evaluating plans to repurchase more shares in light of the Company’s strong historical record of generating cash flow;
➢	Heinz already has the second-highest dividend payout among companies in the food industry, and has been evaluating plans to increase its dividend further in light of its strong outlook for fiscal years 2007 and 2008; and

➢	Since fiscal year 2002, the Company has divested more than $3 billion in revenue, and it regularly reviews the assets in its portfolio and evaluates opportunities to increase shareholder value.

The Company’s published Corporate Governance Principles require that “[d]irectors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of shareholders” and that “[n]ominees should also represent all shareholders rather than special interest groups or any group of shareholders.”

The board noted that the Peltz/Trian nominees clearly fail these standards. Each of the Peltz/Trian nominees is a close personal friend, employee or relative of Mr. Peltz and, accordingly, there is a substantial concern that if elected to the Company’s board, they would put the interests of Mr. Peltz and Trian ahead of the interests of the Company’s shareholders as a whole. In addition, the board noted that the Peltz/Trian nominees would represent over 40% of the Heinz board, even though the stock ownership of Heinz held by the Peltz/Trian group is only slightly over 5%.

In this connection, the board noted that Institutional Shareholder Services (ISS) has given Triarc Companies, Inc., a publicly-traded holding company where Mr. Peltz serves as Chairman and Chief Executive Officer, and two of his other nominees, Peter May serves as President and Chief Operating Officer, and Edward Garden serves as Vice Chairman, a corporate governance rating of 16.25 – meaning that Triarc exceeded only 16.25% of S&P 600 (small-cap) companies. In contrast, ISS has given Heinz a rating of 99.2, placing Heinz in the top ten among S&P 500 companies. ISS criteria include a range of measures such as director independence, related-party transactions, compensation and whether a company is shareholder friendly. Similarly, The Corporate Library, which rates publicly-traded companies on corporate governance, has given Triarc an “F” rating – the lowest rating available.

In light of these and other considerations, the Heinz board believes strongly that adding the Peltz/Trian representatives to the board would disrupt the ability of the board to implement the Company’s value-creation strategy and to act as a representative of all shareholders, and would conflict with the Company’s highly respected corporate governance principles.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, change in credit ratings, the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the results of shareholder proposals, the success of Heinz’s growth and innovation strategy and the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments, and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.

ABOUT HEINZ: H.J. Heinz Company, offering “Good Food, Every Day(TM),” is one of the world’s leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz’s 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World's Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.

H.J. Heinz Company

Media:

Ted Smyth: 412-456-5780
Michael Mullen: 412-456-5751 or michael.mullen@us.hjheinz.com

Investors: Jack Runkel, 1 412-456-6034